UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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PPG Industries, Inc.

(Name of Registrant as Specified In Its Charter)

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PPG Industries, Inc.        One PPG Place        Pittsburgh, Pennsylvania 15272

March 5, 2004

DEAR SHAREHOLDER:

You are cordially invited to attend the Annual Meeting of Shareholders of PPG Industries, Inc. to be held on Thursday, April 15, 2004, in the Pittsburgh Marriott Hotel, City Center, 112 Washington Place, Pittsburgh, Pennsylvania. The meeting will begin at 11:00 A.M. We look forward to greeting personally those shareholders who will be able to be present. This booklet includes the notice of the Annual Meeting and the Proxy Statement, which contains information about the business of the Annual Meeting, your Board of Directors and its committees, and certain of PPG’s officers.

This year, you are being asked to elect four Directors. You are also being asked to endorse the appointment of Deloitte & Touche LLP as the Company’s independent auditors for 2004.

It is important that your shares be represented at the Annual Meeting. You are, therefore, urged to vote by telephone or Internet or by completing, dating and signing the accompanying Proxy and Voting Instruction Card and returning it promptly in the return envelope provided, whether or not you plan to attend personally.

Sincerely yours,

Raymond W. LeBoeuf

Chairman of the Board

PPG INDUSTRIES, INC.

One PPG Place, Pittsburgh, Pennsylvania 15272

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 15, 2004

Notice is hereby given that the Annual Meeting of Shareholders of PPG Industries, Inc. will be held on Thursday, April 15, 2004, at 11:00 A.M., prevailing time, in the PITTSBURGH MARRIOTT HOTEL, CITY CENTER, 112 WASHINGTON PLACE, PITTSBURGH, PENNSYLVANIA, for the purpose of considering and acting upon the following:

1.	The election of four Directors; and

2.	A proposal to endorse the appointment of Deloitte & Touche LLP as the Company’s independent auditors for 2004.

Only shareholders of record of the Company as of the close of business on February 17, 2004 are entitled to notice of and to vote at the Meeting or any adjournment thereof.

Admission to the Annual Meeting will be by Admission Card only. If you are a shareholder of record or a Savings Plan participant and plan to attend, you may obtain an Admission Card by following the instructions provided in your proxy materials. If your shares are not registered in your name, please advise the shareholder of record (your bank, broker, etc.) that you wish to attend. That firm will request an Admission Card for you or provide you with evidence of your ownership that will gain you admission to the Annual Meeting.

Michael C. Hanzel, Secretary

Pittsburgh, Pennsylvania

March 5, 2004

PPG INDUSTRIES, INC.

One PPG Place, Pittsburgh, Pennsylvania 15272

PROXY STATEMENT

Annual Meeting of Shareholders—April 15, 2004

This Proxy Statement is being mailed to the shareholders of PPG Industries, Inc. (hereinafter sometimes called “PPG” or the “Company”) on or about March 5, 2004, in connection with the solicitation of proxies by the Board of Directors of the Company (hereinafter sometimes called the “Board of Directors” or the “Board”). Such proxies, which may be given by following the instructions accompanying this Proxy Statement, will be voted at the Annual Meeting of Shareholders of the Company (hereinafter sometimes called the “Meeting”) to be held on Thursday, April 15, 2004, at 11:00 A.M., prevailing time, in the PITTSBURGH MARRIOTT HOTEL, CITY CENTER, 112 WASHINGTON PLACE, PITTSBURGH, PENNSYLVANIA and at any adjournment thereof. Proxies may be revoked at will before they have been exercised, but the revocation of a proxy will not be effective until written notice thereof has been given to the Secretary of the Company.

VOTING SECURITIES

As of the close of business on February 17, 2004, there were outstanding 171,512,354 shares of the Common Stock of the Company, par value $1.66 2/3 per share, the only class of voting securities of the Company outstanding. Only shareholders of record as of the close of business on February 17, 2004 are entitled to notice of and to vote at the Meeting. Except with respect to the election of Directors, each such shareholder is entitled to one vote for each share so held. With respect to the election of Directors, the right of cumulative voting exists. That right permits each shareholder to multiply the number of shares the shareholder is entitled to vote by the number of Directors to be elected in order to determine the number of votes the shareholder is entitled to cast for nominees, and, then, to cast all or any number of such votes for one nominee or to distribute them among any two or more nominees in that class. The proxies solicit discretionary authority to vote cumulatively.

Set forth below is certain information with respect to the beneficial ownership of shares of the Common Stock as of February 17, 2004 by certain persons, including (i) the nominees for Directors, the continuing Directors, one of whom, Mr. LeBoeuf, is the Chief Executive Officer of the Company (hereinafter sometimes called the “CEO”) and one of whom, Mr. Bunch, is the President and Chief Operating Officer of the Company (hereinafter sometimes called the “President”) and the two other most highly compensated Executive Officers (as defined under the Securities and Exchange Act of 1934, as amended) of the Company (in addition to Messrs. LeBoeuf and Bunch) and (ii) such persons as a Group.

	Shares of Beneficially Owned Common Stock and Common Stock Equivalents(1)
Name of Beneficial Owner	Beneficially Owned Common Stock(2)	Common Stock Equivalents(3)	Total(4)
Raymond W. LeBoeuf	1,021,804	18,110	1,039,914
James G. Berges	8,500	4,165	12,665
Charles E. Bunch	390,492	8,778	399,270
Erroll B. Davis, Jr.	11,130	12,011	23,141
Victoria F. Haynes	350	17	367
Michele J. Hooper	11,600	5,016	16,616
Allen J. Krowe	12,906	20,748	33,654
Robert Mehrabian	12,000	14,528	26,528
Robert Ripp	1,000	316	1,316
Thomas J. Usher	11,000	6,963	17,963
David R. Whitwam	12,000	17,918	29,918
William H. Hernandez	327,128	4,597	331,725
James C. Diggs	145,114	7,325	152,439
All of the above as a Group (5)	1,965,024	120,492	2,085,516

(1)	Each of the named owners has sole voting power and sole investment power as to all the shares beneficially owned by them with the exception of (i) shares held by certain of them jointly with, or directly by, their spouses, and (ii) the Common Stock Equivalents shown in the second column and described more fully below which have no voting power.
(2)	Shares of Common Stock considered to be “Beneficially Owned” include both Common Stock actually owned and shares of Common Stock as to which there is a right to acquire ownership on, or within sixty days after, February 17, 2004. None of the identified beneficial owners holds more than 1% of the shares of Common Stock beneficially owned. The identified beneficial owners as a Group hold 1.06% of the shares of Common Stock beneficially owned. Of the shares shown, 10,000 of the shares held by Messrs. Davis, Krowe, Mehrabian, Usher, Whitwam and Ms. Hooper, 7,500 of the shares held by Mr. Berges, none of the shares held by Mr. Ripp and Ms. Haynes, and 820,214; 315,355; 282,114; and 116,641 of the shares of Messrs. LeBoeuf, Bunch, Hernandez and Diggs, respectively, are shares as to which the beneficial owner has the right to acquire beneficial ownership within sixty days of February 17, 2004, upon the exercise of Options granted under the PPG Industries, Inc. Stock Plan (sometimes also referred to in this Proxy Statement as the “Stock Plan”).

(3)	Certain Directors hold Common Stock Equivalents in their accounts in the Deferred Compensation Plan for Directors (which is described under “Compensation of Directors” below). Certain Executive Officers hold Common Stock Equivalents in their accounts in the Company’s Deferred Compensation Plan. Common Stock Equivalents are hypothetical shares of Common Stock having a value on any given date equal to the value of a share of Common Stock. Common Stock Equivalents earn dividend equivalents until the Common Stock Equivalents are paid, but they carry no voting rights or other rights afforded to a holder of the Common Stock.
(4)	This is the sum of the Beneficially Owned Common Stock and the Common Stock Equivalents as shown in the previous two columns.
(5)	The Group consists of thirteen persons: the four nominees for Directors, the seven continuing Directors, one of whom is the CEO and one of whom is the President, and the other two Executive Officers of the Company as of February 17, 2004 who are not Directors (Messrs. Hernandez and Diggs).

ELECTION OF DIRECTORS

Four Directors are to be elected to a class which will serve until 2007 and until their successors have been elected and qualified, or their earlier retirement or resignation. In accordance with the retirement policy approved by the Board of Directors, if elected, Mr. Krowe will retire at the 2005 Annual Meeting of Shareholders. It is intended that the shares represented by each proxy will be voted cumulatively as to each class, in the discretion of the proxies, for the nominees for Directors set forth below, each of whom is an incumbent, or for any substitute nominee or nominees designated by the Board of Directors in the event any nominee or nominees become unavailable for election. The principal occupations of, and certain other information regarding, the nominees and the continuing Directors are set forth below.

Nominees to Serve in a Class Whose Term Expires in 2007

JAMES G. BERGES, President, Emerson Electric Co. Mr. Berges, 56, has been a Director of PPG since 2000. He has been President of Emerson Electric Co. since 1999. Emerson Electric Co. is a global manufacturer of products, systems and services for industrial automation, process control, HVAC, electronics and communications, and appliances and tools. He is also a director of Emerson Electric and of MKS Instruments, Inc.

ERROLL B. DAVIS, JR., Chairman of the Board and Chief Executive Officer, Alliant Energy, a global energy service provider formed as the result of a merger of WPL Holdings, Inc., IES Industries Inc. and Interstate Power Co., in 1998. Mr. Davis, 59, has been a Director of PPG since 1994. Prior to the merger, which formed Alliant Energy, he was President and Chief Executive Officer of Wisconsin Power and Light Company and WPL Holdings, Inc. He was President of Wisconsin Power and Light Company from 1987 until 1998 and Chief Executive Officer from 1988 until 1998. He was President and Chief Executive Officer of WPL Holdings, Inc., the parent company of Wisconsin Power and Light Company, from 1990 until 1998. He is also a director of Alliant Energy and BP plc.

VICTORIA F. HAYNES, President and Chief Executive Officer of Research Triangle Institute. Ms. Haynes, 56, has been a Director of PPG since October 2003. She has been the President and Chief Executive Officer of Research Triangle Institute, which performs scientific research and development in advanced technologies, public policy, environmental protection, and health and medicine, since July 1999. She was Vice President of the Advanced Technology Group and Chief Technical Officer of BF Goodrich Company from 1992 to 1999. Ms. Haynes is also a director of Lubrizol Corporation and Nucor Corporation.

ALLEN J. KROWE, Retired Director and Vice Chairman, Texaco Inc. Mr. Krowe, 71, has been a Director of PPG since 1987. He was Vice Chairman of Texaco Inc., an international petroleum company, from 1993 until his retirement in 1997, having served as Chief Financial Officer from 1988 to 1994.

Continuing Directors—Term Expires in 2006

CHARLES E. BUNCH, President and Chief Operating Officer, PPG Industries, Inc. Mr. Bunch, 54, has been a Director of PPG since 2002. He has been President and Chief Operating Officer of PPG since July 2002. Before becoming President and Chief Operating Officer, he was Executive Vice President of PPG from 2000 to 2002 and Senior Vice President, Strategic Planning and Corporate Services, of PPG from 1997 to 2000. Mr. Bunch is also a director of the H. J. Heinz Company.

ROBERT RIPP, Chairman of Lightpath Technologies. Mr. Ripp, 62, has been a Director of PPG since March 2003. He has been Chairman of Lightpath Technologies, a manufacturer of optical lens and module assemblies for the telecom sector since 1999. He served as Interim President and Chief Executive Officer of Lightpath from October 2001 to July 2002. He was Chairman and Chief Executive Officer of AMP Incorporated, an electrical products company, from 1998 until AMP was acquired in April 1999. He is also a director of insurance company, ACE Limited, and Safeguard Scientific, Inc.

THOMAS J. USHER, Chairman of the Board, Chief Executive Officer and President of United States Steel Corporation. Mr. Usher, 61, has been a Director of PPG since 1996. He has been Chairman of the Board, Chief Executive Officer and President of United States Steel Corporation, a major producer of metal products, since 2001. He served as Chairman of the Board and Chief Executive Officer of USX Corporation from 1995 until 2001. He is also a director of United States Steel Corporation, Marathon Oil Corporation, PNC Financial Services, Inc. and H. J. Heinz Company.

DAVID R. WHITWAM, Chairman of the Board and Chief Executive Officer, Whirlpool Corporation. Mr. Whitwam, 62, has been a Director of PPG since 1991. He has been Chairman of the Board and Chief Executive Officer of Whirlpool Corporation, a manufacturer and distributor of household appliances and related products, since 1987. He is also a director of Whirlpool Corporation and Convergys Corporation.

Continuing Directors—Term Expires in 2005

MICHELE J. HOOPER, Former President and Chief Executive Officer, Voyager Expanded Learning, Inc. Ms. Hooper, 52, has been a Director of PPG since 1995. She was President and Chief Executive Officer of Voyager Expanded Learning, a developer and provider of learning programs and teacher training for public schools, from 1999 until 2000. Prior to that, she was President and Chief Executive Officer of Stadtlander Drug Company, Inc., a provider of disease-specific pharmaceutical care from 1998 until Stadtlander was acquired in 1999. She is also a director of AstraZeneca plc, DaVita Inc. and Target Corporation.

RAYMOND W. LEBOEUF, Chairman of the Board and Chief Executive Officer, PPG Industries, Inc. Mr. LeBoeuf, 57, has been a Director of PPG since 1995. He has been Chairman of the Board and Chief Executive Officer of PPG since 1997. He is also a director of Praxair, Inc. and ITT Industries, Inc.

ROBERT MEHRABIAN, Chairman of the Board, President and Chief Executive Officer, Teledyne Technologies Inc. Dr. Mehrabian, 62, has been a Director of PPG since 1992. He has been Chairman of the Board, President and Chief Executive Officer of Teledyne Technologies Inc., a provider of sophisticated electronic components, instruments and communication products, systems engineering solutions, aerospace engines and components and on-site gas and power generation systems, since 2000. He was President and Chief Executive Officer of Teledyne Technologies Inc. from its formation (as a spin-off of Allegheny Teledyne Inc.) in 1999 until 2000. He was Executive Vice President of Allegheny Teledyne Inc., a manufacturer of specialty metals, aerospace, electronics, industrial and consumer products, from 1998 until 1999. He is also a director of Teledyne Technologies Inc. and Mellon Financial Corporation.

Committees of the Board

The Board of Directors has appointed four standing committees, including an Audit Committee, a Nominating and Governance Committee, an Officers-Directors Compensation Committee and an Investment Committee. During 2003, the Board held eight meetings, the Audit Committee held five meetings, the Nominating and Governance Committee held three meetings, the Officers-Directors Compensation Committee held three meetings and the Investment Committee held two meetings. The average attendance at meetings of the Board and Committees of the Board during 2003 was over 97.8%, and each Director attended at least 75% of the total number of meetings of the Board and Committees of the Board on which such Director served. All ten of the continuing Directors then in office attended the 2003 Annual Meeting of Shareholders. Descriptions of the Audit, Nominating and Governance, Officers-Directors Compensation and Investment Committees are set forth below. None of the members of those Committees is a past or present employee or officer of the Company.

The Board of Directors has determined that all Directors, other than Messrs. LeBoeuf and Bunch, are independent under both the independence criteria for Directors established by the New York Stock Exchange and the independence criteria adopted by the Board of Directors. The independence criteria adopted by the Board of Directors are set forth in the Board’s Corporate Governance Guidelines, which are available on the Company’s website at www.ppg.com under “Corporate Governance.” The Charters of all of the committees of the Board, along with the Company’s Global Code of Ethics, its Code of Ethics for Senior Financial Officers and its Business Conduct Policies, are also available on the Company’s website.

The Company’s independent Directors meet separately, without any PPG management or employees present, at each meeting of the Board of Directors. The Board has designated the Chair of the Nominating and Governance Committee (currently Mr. Whitwam) to serve as Presiding Director of the independent Director sessions. In their discretion, the independent Directors may select another independent Director to serve as Presiding Director for a particular session.

Audit Committee—The functions of the Audit Committee are primarily to review with the Company’s independent auditors and the Company’s officers and internal auditors their respective reports and recommendations concerning audit findings and the scopes of and plans for their future audit programs and to review audits, annual financial statements, accounting and financial controls. The Audit Committee also appoints the independent auditors for the Company and assists the Board in oversight of the Company’s compliance with legal and regulatory requirements. The members of the Audit Committee are James G. Berges, Erroll B. Davis, Jr., Michele J. Hooper (Chair), Robert Mehrabian and Robert Ripp. All of the members of the Audit Committee are independent under the criteria adopted by the Board of Directors and the criteria established by the New York Stock Exchange.

Audit Committee Report to Shareholders—The Audit Committee of the Board of Directors has oversight responsibility for the Company’s financial reporting process and the quality of its financial reporting, among other responsibilities. The Audit Committee operates under a written Audit Committee Charter adopted by the Board of Directors, which is included in this proxy statement as Appendix A. In connection with the December 31, 2003 financial statements, the Audit Committee:

1)	Reviewed and discussed the audited financial statements with management,

2)	Discussed with the Company’s independent auditors, Deloitte & Touche LLP, the matters required by Statement on Auditing Standards No. 61 (Communications with Audit Committees), and

3)	Received the written independence disclosures from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, and has discussed with Deloitte & Touche LLP their independence.

Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the Securities and Exchange Commission.

The Audit Committee:

James G. Berges

Erroll B. Davis, Jr.

Michele J. Hooper (Chair)

Robert Mehrabian

Robert Ripp

Nominating and Governance Committee—The Nominating and Governance Committee of the Board of Directors is composed of four Directors, all of whom are independent under the criteria adopted by the Board of Directors and the criteria established by the New York Stock Exchange. The members of the Nominating and Governance Committee are James G. Berges, Michele J. Hooper, Allen J. Krowe and David R. Whitwam (Chair). The Committee’s Charter, which is available on the Company’s website at www.ppg.com, describes the composition, purposes and responsibilities of the Committee. Among other things, the Charter provides that the Committee will be composed of independent, non-employee Directors. The Charter also provides that the Committee shall be responsible to identify and recommend to the Board of Directors the persons to be nominated by the Board to stand for election as Directors at each Annual Meeting of Shareholders, the persons to be elected by the Board to fill any vacancy or vacancies in its number, and the persons to be elected by the Board to be Chairman of the Board, Vice Chairman of the Board, if any, President, and the Executive Officers of the Company. The Committee also recommends to the Board actions to be taken regarding the structure, organization and functioning of the Board, and the persons to serve as members of the standing committees of, and certain committees appointed by, the Board. The Charter gives the Committee the responsibility to develop and recommend corporate governance guidelines to the Board, and to recommend to the Board the process and criteria to be used in evaluating the performance of the Board and to oversee the evaluation of the Board.

The Committee will consider nominees for Director recommended by shareholders and evaluate such nominees against the same criteria used to evaluate all candidates for Director. Shareholders recommending a nominee for Director should send such recommendation to the Secretary of PPG at One PPG Place, Pittsburgh, Pennsylvania 15272. Except for the representations set forth under (b) below in this paragraph, a shareholder recommendation of a Director nominee should be submitted with the same information as required by the Company’s bylaws to be included in a written notice of a shareholder nomination of a person to stand for election at a meeting of shareholders. The Company’s bylaws provide that nominations for persons to stand for election as Directors may be made by holders of record of Common Stock entitled to vote in the election of the Directors to be elected, provided that a nomination may be made by a shareholder at a meeting of shareholders only if written notice of such nomination is received by the Secretary of the Company not later than (i) with respect to an election to be held at an Annual Meeting of Shareholders, held on the third Thursday in April, ninety days prior to such Annual Meeting and (ii) with respect to an election to be held at an Annual Meeting of Shareholders held on a date other than the third Thursday in April or an election to be held at a special meeting of shareholders, the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders. Each notice of nomination from a shareholder must set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to be present at the meeting in person or by proxy to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated by the Board of Directors; and (e) the written consent of each nominee, signed by such nominee, to serve as a director of the Company if so elected.

The Committee identifies candidates for the Board of Directors by soliciting recommendations from Committee members and incumbent Directors and considering recommendations from shareholders. The Committee also has authority to retain and terminate search firms to assist in identifying Director candidates. From time to time, search firms have been paid a fee to identify candidates. Although there are no specific minimum qualifications a nominee must meet in order to be recommended for the Board, the committee uses several criteria, as described in its Charter, in considering candidates for Director. Among those criteria are: the experience of the candidate, their knowledge of national and international operations of industrial businesses, awareness of the Company’s societal responsibilities in conducting its operations, and any potential conflict of interest. The Committee’s Charter also provides that it should seek to establish a Board that, taken as a whole, should, among other things, be representative of the broad scope of shareholder interests, without orientation to any particular constituencies; challenge management in a constructive way to reach the Company’s goals; be sensitive to the cultural and geographical diversity of the Company; be comprised principally of active or retired senior executives of publicly held corporations or financial institutions; and include Directors whose overriding credentials reflect maturity, experience, insight and prominence in the community.

In 2003, searches were conducted for Director candidates to serve on the Board of Directors. Among other potential Director candidates, Victoria F. Haynes was recommended by incumbent Directors. Upon completion of a screening and review process conducted in accordance with the practices of the Nominating and Governance Committee, the Committee recommended to the Board that she be elected Director for a term expiring in 2004. Ms. Haynes was duly elected by the Board in October 2003 and will stand for election by the Company’s shareholders for a three-year term at the Annual Meeting of Shareholders on April 15, 2004.

Officers-Directors Compensation Committee—The Officers-Directors Compensation Committee (in the Compensation Committee Report below sometimes referred to as the “Committee”) approves, adopts, administers, interprets, amends, suspends and terminates the compensation plans of the Company applicable to, and fixes the compensation and benefits of, all officers of the Company serving as Directors of the Company (currently Raymond W. LeBoeuf and Charles E. Bunch) and all Executive Officers of the Company. The members of the Officers-Directors Compensation Committee are Robert Mehrabian, Robert Ripp, Thomas J. Usher (Chair) and David R. Whitwam. All of the members of the Officers-Directors Compensation Committee are independent under the criteria adopted by the Board of Directors and the criteria established by the New York Stock Exchange.

Investment Committee—The Investment Committee reviews the investment policies of the Company concerning its pension plans and certain benefit plans and the asset investment policies of the PPG Industries Foundation. The Committee also reviews (i) the selection of providers of services to such pension and benefit plans of the Company and to the Foundation, (ii) the allocations of assets among classes and the performance of the investments of such pension and benefit plans and the Foundation, and (iii) the actuarial assumptions concerning and the funding levels of the Company’s pension plans. The members of the Investment Committee are Erroll B. Davis, Jr. (Chair), Allen J. Krowe and Thomas J. Usher. All of the members of the Investment Committee are independent under the criteria adopted by the Board of Directors and the criteria established by the New York Stock Exchange.

Shareholder Communications with the Board

Shareholders may send communications to any Director in writing by sending them to the Director in care of the Secretary of PPG at One PPG Place, Pittsburgh, Pennsylvania 15272. The Secretary will forward all such written communications to the Director to whom it is addressed.

Compensation of Directors

During the period beginning April 2003 and ending April 2004, Directors who are not also Officers received a basic annual retainer of $45,000 and a fee of $1,000 for each Board or Committee meeting they attended. In addition, the members of the Audit Committee received an annual retainer of $4,000, while the members of the Nominating and Governance, Officers-Directors Compensation and Investment Committees received an annual retainer of $3,000 for each Committee upon which they served. During the same period, the Chair of each Committee received an additional $1,000. Any Director who is also an Officer receives no compensation as a Director. In addition, on February 18, 2004 each Director who is not also an Officer was granted, under the PPG Stock Plan, Nonqualified Options to purchase 2,500 shares of Common Stock at an exercise price of $58.80 per share. The Options are exercisable three years after the date of grant.

Beginning in April 2004, Directors who are not also Officers will receive an annual retainer of $90,000. They will no longer receive any additional fees for attending either Board or Committee meetings, but the Chair of the Audit Committee will receive an additional annual fee of $7,000 and the Chair of each other Committee will receive an additional annual fee of $5,000.

Under the Company’s Deferred Compensation Plan for Directors, each Director must defer receipt of such compensation as the Board mandates. Currently, the Board mandates deferral of one-third of each payment of the basic annual retainer of each Director. Each Director may also elect to defer the receipt of (i) an additional one-third of each payment of the basic annual retainer, (ii) all of the basic annual retainer or (iii) all compensation. All deferred payments are held in the form of Common Stock Equivalents and earn dividend equivalents until paid. Payments will be made in the form of Common Stock of the Company (and cash as to any fractional Common Stock Equivalents).

Common Stock Equivalents under the Deferred Compensation Plan for Directors are hypothetical shares of Common Stock having a value on any given date equal to the value of a share of Common Stock. Common Stock Equivalents earn dividend equivalents that are converted into Common Stock Equivalents, but carry no voting rights or other rights afforded to a holder of Common Stock.

As part of its overall program to promote charitable giving, the Company established a Directors’ charitable award program funded by insurance policies on the lives of Directors. Upon the death of an individual Director, the Company will donate an amount up to and including a total of $1 million to one or more qualifying charitable organizations designated by such Director and approved by the Company. The Company will subsequently be reimbursed from the proceeds of the life insurance policies. Individual Directors derive no financial benefit from this program since all charitable deductions accrue solely to the Company. This program is not applicable to any Director elected after July 2003.

Other Transactions

PPG and its subsidiaries purchase products and services from and/or sell products and services to companies of which certain of the Directors of PPG are executive officers. PPG does not consider the amounts involved in such transactions material. Such purchases from and sales to each company involved less than 1% of the consolidated gross revenues for 2003 of the purchaser and seller and all of such transactions were in the ordinary course of business. Some of such transactions are continuing, and it is anticipated that similar transactions will recur from time to time.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Officers-Directors Compensation Committee of the Board of Directors is responsible for determining and administering the policies which govern the executive compensation programs of the Company. The Committee, which consists entirely of independent outside Directors, met three times in 2003 to establish Company performance goals, base salary pay levels and target annual bonus awards, to approve annual bonus payments and to establish and approve long-term incentives for the Executive Officers of the Company.

Philosophy

The philosophy of the Committee is that the interests of the Company and its shareholders require attracting and retaining the best possible executive talent, motivating executives to achieve goals which support business strategies and linking executive and shareholder interests. The Committee believes this is generally best accomplished by competitively compensating the executives, including the executives listed in the compensation table on page 13 (the “Named Executives”), while having a significant portion of their total compensation variable and related to the performance of the Company against established goals and to their overall personal performance in directing the enterprise. The Committee also utilizes equity-based plans for a portion of compensation to link executive and shareholder interests. To reinforce this link, formal stock ownership guidelines for senior management were adopted in 2003. Executives with ownership levels below the guideline receive 20% of their annual bonus award in Common Stock of the Company.

Annual Compensation Programs

The levels of base salary and target annual bonuses for the Named Executives are established annually under a program intended to maintain parity with the market for similar positions. Total annual compensation is targeted at approximately the median of the market value for each position based on data available from several independent market surveys. The companies compared for annual compensation and long-term incentive purposes include certain companies in the Standard and Poor’s (S&P) 500 Materials Sector as well as other industrial companies of similar size and/or markets in the S&P 500. Thus, this comparison set of companies is not the same set of companies included in the indices used in the Comparison of Five-Year Cumulative Total Shareholder Return graph on page 19.

The Named Executives’ base salaries are generally maintained below the median of the market surveys of comparison data. Annual bonus awards under the Company’s Executive Officers’ Annual Incentive Compensation Plan (and, for Mr. Ludlow, under the Company’s Annual Incentive Compensation Plan) are then targeted at a level that, when combined with base salaries, approximates the median base salary and annual bonus paid by companies represented in the salary data. Competitive total compensation is achieved when target performance is met but with a larger percent of pay at risk than is the case in the comparison companies.

Total annual compensation should exceed the median of the comparison data when Company financial performance exceeds targets established by the Committee and individual performance contributes to meeting strategic objectives of the Company. Total annual compensation should be below the median of the comparison data when Company financial performance does not meet targets and/or individual performance does not have a positive effect on strategic objectives.

The financial performance targets established by the Committee are based on earnings growth, Return on Capital (“ROC”) and Return on Equity (“ROE”). On a limited basis, the Committee may decide not to include some one-time accounting adjustments in determining whether the financial performance targets are met. Bonus awards are calculated using these financial targets and an assessment of personal performance related to achievement of strategic objectives of the Company. The personal performance assessment of the CEO is determined by the Committee, with input from the full Board. The other Named Executives other than Mr. Ludlow are assessed by the CEO and Mr. Ludlow is assessed by the President.

Final awards for Executive Officers of the Company are subject to the negative discretion of the Committee as permitted in the PPG Industries, Inc. Executive Officers’ Annual Incentive Compensation Plan approved by the shareholders. If minimum thresholds of earnings growth, ROC and ROE are not achieved, no awards are granted by the Committee.

Long-Term Incentive Programs

The Committee has established long-term incentive programs that motivate key employees to invest in the stock of the Company and to cause the Company to grow and profit, provide compensation levels competitive with opportunities available elsewhere in industry and encourage key employees to continue in the employ of the Company.

Long-term incentives for the Named Executives are currently provided under the PPG Industries, Inc. Stock Plan (the “Stock Plan”) and the PPG Industries, Inc. Executive Officers’ Total Shareholder Return Plan or, for Mr. Ludlow, the Total Shareholder Return Plan (collectively, the “TSR Plans”). These programs, in combination, provide compensation opportunities competitive with long-term incentive compensation opportunities for large companies identified as potential competitors for executive talent.

The Stock Plan has been approved by shareholders and provides for the granting of stock options to selected employees. The number of stock options granted to Named Executives is determined so that an estimate of potential value of the options and payments under the applicable TSR Plan, when combined with annual compensation discussed above, will approximate the median total annual and long-term compensation paid to executives in the comparison companies. The number of option shares granted is not determined by past Company performance and is not dependent on the number granted in the past or the number presently held. The options are performance related since the value of the option is ultimately determined by the future performance of the Company as reflected by stock price.

Also, as shown in the Option/SAR Grants in Last Fiscal Year table and related footnotes on page 14, the Named Executives exercised existing options in a manner entitling them to receive Restored Options under the Restored Option provisions of the Stock Plan.

The TSR Plans provide long-term incentive for Named Executives to generate high shareholder return in relation to S&P 500 Materials Sector Companies. Contingent share grants are made at the beginning of three-year plan periods and are paid at the end of a period if the Company achieves target performance. Payments are performance based because payments at the end of the period will be zero if minimum performance is not achieved and may exceed the original contingent share grant if shareholder return vs. the S&P 500 Materials Sector Companies is above target. Please see the table on page 16 for contingent grants to Named Executives and page 15 for additional plan detail.

CEO Compensation

Mr. LeBoeuf’s base salary in 2003 increased by 8.0% over the amount he received in 2002, reflecting in part the Company’s freeze on management salaries in 2002. Consistent with the Company’s philosophy, the fixed salary portion of Mr. LeBoeuf’s compensation remained below the median base salary paid by the comparison companies. His annual bonus for 2003 was determined 70% on performance of the Company against financial goals and 30% on personal performance against non-financial goals related to strategic objectives of the Company. The Committee rated Mr. LeBoeuf’s 2003 performance toward achieving strategic objectives related to growth initiatives, strategic planning, capital allocation, responsiveness to PPG’s shareholders and the general management of corporate issues as meeting requirements, and his 2003 bonus reflects this assessment. Mr. LeBoeuf earned his payment at the end of 2003 in respect to his 2001 contingent share grant under the Executive Officers’ TSR Plan. At the end of the three-year performance period, the Company’s return to shareholders exceeded the 60th percentile return for the S&P 500 Materials Sector companies and was above the target set by the Committee. Mr. LeBoeuf’s payment was accordingly above target.

Mr. LeBoeuf was granted 160,000 option shares at Fair Market Value on the date of grant and a contingent share grant of 80,000 shares under the Executive Officers’ TSR Plan. These grants are consistent with the Committee’s philosophy that the estimated value of long-term compensation combined with targeted annual compensation will be competitive with total annual and long-term compensation provided by companies that are potential competitors for executive talent.

Other Named Executives’ Compensation

The accompanying compensation tables also list four Named Executives other than Mr. LeBoeuf (“Other Named Executives”). The Other Named Executives’ base salaries were increased over 2002 base salaries consistent with our base pay practice discussed above and reflecting the Company’s freeze on management salaries in 2002. Current base salary levels remained below the median base salary position of the comparison companies. The Other Named Executives’ annual bonus awards were based on Company financial performance measures and non-financial measures directly related to their corporate objectives. In addition, the Other Named Executives earned their payments at the end of 2003 in respect to their 2001 contingent share grants under the applicable TSR Plan. At the end of the three-year performance period, the Company’s return to shareholders exceeded the 60th percentile return for the S&P 500 Materials Sector companies and was above the target set by the Committee. The payments were accordingly above target.

The sizes of the stock option grants to Other Named Executives under the Stock Plan and contingent share grants under the applicable TSR Plan are consistent with the philosophy above and represent a level of long-term incentive that is competitive with the median provided by comparison companies for individuals with similar levels of responsibility. The Other Named Executives also received Restored Options as stated in the Option/SAR Grants in Last Fiscal Year table and related footnotes on pages 14 and 15.

Deductibility of Compensation

All taxable income for 2003 of the Executive Officers of the Company qualified under Section 162(m) as deductible by the Company.

Summary

Through the programs and actions of the Committee described above, a very significant portion of the Company’s executive compensation is linked directly to Company performance and returns to shareholders. The Officers-Directors Compensation Committee intends to continue this policy.

The Officers-Directors Compensation Committee:

Robert Mehrabian

Robert Ripp

Thomas J. Usher (Chair)

David R. Whitwam

COMPENSATION OF EXECUTIVE OFFICERS

Summary of Named Executives’ Compensation

There is shown below information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 2003, 2002 and 2001, of the Named Executives.

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Other Annual Compensation ($)	Securities Underlying Options/SARs (#)	LTIP Payouts ($)	All Other Compensation ($)(2)
R. W. LeBoeuf	2003	950,000	1,400,000	8,670	305,037	5,698,176	323,798
Chairman and Chief	2002	880,000	1,200,000	14,614	280,406	0	177,359
Executive Officer	2001	880,000	800,000	4,302	160,000	917,922	239,294

C. E. Bunch	2003	550,000	625,000	11,715	121,662	1,958,748	126,970
President and Chief	2002	475,000	550,000	6,009	107,221	0	60,094
Operating Officer	2001	450,000	380,000	4,711	103,681	214,182	73,322

W. H. Hernandez	2003	415,000	375,000	4,137	68,899	1,424,544	83,586
Sr. Vice President,	2002	375,000	350,000	822	65,534	0	46,343
Finance	2001	375,000	230,000	551	83,245	152,987	58,442

J. C. Diggs	2003	385,000	330,000	6,263	38,910	1,424,544	82,562
Sr. Vice President and	2002	350,000	375,000	4,373	37,034	0	42,571
General Counsel	2001	350,000	240,000	4,354	35,000	152,987	49,976

M. A. Ludlow (3)	2003	336,667	359,500	3,476	39,830	284,909	44,506
Sr. Vice President,	2002	283,350	312,500	1,818	29,149	0	16,118
OEM Coatings	2001	245,117	124,500	1,765	32,666	91,972	22,549

(1)	Cash and market value of Common Stock awarded.
(2)	The following are included in the amounts shown under All Other Compensation for 2003: Company contributions for Messrs. LeBoeuf, Bunch, Hernandez, Diggs and Ludlow, respectively, were $6,550, $6,550, $6,550, $6,550, and $6,550 under the Company’s Employee’s Savings Plan. Under the Company’s Benefit Account Plan, Company contributions for each of the Named Executives were $300. The value of premiums paid with respect to term life insurance for the benefit of Messrs. LeBoeuf, Bunch, Hernandez, Diggs and Ludlow, respectively, was $1,289, $539, $498, $462, and $316. The amount shown for Mr. LeBoeuf includes $14,302, which is the portion of interest earned on certain deferred compensation above 120% of the applicable federal rate. The amounts shown for Messrs. LeBoeuf, Bunch, Hernandez, Diggs and Ludlow include $24,557, $11,456, $7,038, $6,050, and $4,470, respectively, in Company contributions under the Company’s Deferred Compensation Plan in lieu of Company contributions which could not be made under the Savings Plan because of the Internal Revenue Code and regulations. The figure also includes for Messrs. LeBoeuf, Bunch, Hernandez and Diggs, respectively, $276,800, $108,125, $69,200, and $69,200 for dividends accrued but not paid under the Executive Officers’ Total Shareholder Return Plan and $32,870 for Mr. Ludlow for dividends accrued but not paid under the Total Shareholder Return Plan.
(3)	Mr. Ludlow is included in the Summary Compensation Table for informational purposes. He is not an Executive Officer of the Company. The Company’s Executive Officers are the members of the Company’s Executive Committee, who are currently Messrs. LeBoeuf, Bunch, Hernandez and Diggs.

Option Grants

Shown below is further information on grants of Options under the Company’s Stock Plan during fiscal year 2003 to the Named Executives. All of the Options granted in 2003 were Nonqualified Options, as are all outstanding Options. No Stock Appreciation Rights were granted to any of the Named Executives in 2003.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
Name	Number of Securities Underlying Options/SARs Granted(#)(1)	Percent of Total Options/SARs Granted to Employees in Fiscal 2003	Exercise or Base Price ($/Share)	Expiration Date	0% ($) (3)	5%($)	10%($)
R. W. LeBoeuf	160,000	6.34	47.890	2/18/2013	0	4,819,200	12,211,200
	145,037	5.74	55.750	2/19/2012	0	4,458,437	10,980,751

	305,037					9,277,637	23,191,951

C. E. Bunch	70,000	2.77	47.890	2/18/2013	0	2,108,400	5,342,400
	10,441.41		55.630	2/13/2011		277,313	664,256
	41,221	1.63	55.630	2/19/2012	0	1,264,248	3,113,834

	121,662					3,649,961	9,120,490

W. H. Hernandez	45,000	1.78	47.890	2/18/2013	0	1,355,400	3,434,400
	23,899.95		55.490	2/19/2012	0	731,070	1,800,790

	68,899					2,086,470	5,235,190

J. C. Diggs	35,000	1.39	47.890	2/18/2013	0	1,054,200	2,671,200
	3,910.15		58.030	2/15/2010	0	92,354	215,246

	38,910					1,146,554	2,886,446

M. A. Ludlow	25,000.99		47.890	2/18/2013	0	753,000	1,908,000
	14,830.59		55.750	2/19/2012	0	455,874	1,122,779

	39,830					1,208,874	3,030,779

All Shareholders(4)					0	5,147,510,000	13,043,090,000

Named Executives’ Gain as % of All Shareholders’ Gain					0%	.337%	.333%

(1)	All Options were granted at Fair Market Value (the closing price for the Company’s Common Stock as reported on the New York Stock Exchange-Composite Transactions) on the date of grant. The Options having an Exercise Price of $47.89 were granted on February 19, 2003 and become exercisable one year after the date of grant. The other Options were granted to certain of the Named Executives under the Restored Option provisions of the Stock Plan that were approved by the shareholders. Under the Restored Option provisions, an Optionee who surrenders (or certifies ownership of) shares of Common Stock in payment of the Option Price of an Option is granted a new Nonqualified Option (a “Restored Option”) covering the number of shares equal to the number of shares surrendered (or certified as to ownership) plus the number of shares surrendered or withheld to satisfy tax obligations. Restored Options have the same expiration date as the original Option, the exercise of which generated the Restored Option, an Exercise Price equal to the Fair Market Value of the Common Stock on the date of grant of the Restored Option and become exercisable six months after the date of grant. Restored Options have not been granted upon the exercise of any original Option granted after December 31, 2002.

(2)	The dollar amounts under these columns are the result of calculations at 0%, and at the 5% and 10% rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of PPG’s Common Stock price.
(3)	No gain to the Optionees is possible without an increase in stock price. A 0% gain in stock price will result in zero gain for the Optionee.
(4)	Based on approximately 170,900,000 issued shares (other than Treasury shares), these amounts are the total increase in shareholder value using the 0%, 5% and 10% assumed annual appreciation rates and based on the price and terms of the Options granted on February 19, 2003.

Option Exercises and Fiscal Year-End Values

Shown below is information with respect to exercises during 2003 of Options granted under the Stock Plan and information with respect to unexercised Options granted in 2003 and prior years under the Stock Plan.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND

FY-END OPTION/SAR VALUES

			Number of Securities Underlying Unexercised Options/SARs at December 31, 2003(#)		Value of Unexercised In-the-Money Options/SARs at December 31, 2003($)(1)
Name	Shares Acquired on Exercise(#)	Value Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable
R. W. LeBoeuf	153,439	1,035,713	690,788	305,037	4,713,094	3,780,256
C. E. Bunch	67,932	395,529	193,693	121,662	1,199,523	1,562,544
W. H. Hernandez	39,452	263,429	243,013	68,899	2,267,370	929,708
J. C. Diggs	71,949	589,533	81,641	38,910	632,523	587,971
M. A. Ludlow	19,374	123,204	99,478	39,830	619,145	525,894

(1)	Based on the closing price on the New York Stock Exchange-Composite Transactions of the Company’s Common Stock on December 31, 2003 (last trading day of fiscal year), which was $64.02 per share.

Long-Term Incentive Plan Awards

During 2003, the Officers-Directors Compensation Committee made contingent grants of PPG Common Stock to the Executive Officers under the Executive Officers’ TSR Plan and to Mr. Ludlow under the TSR Plan. Under both the Executive Officers’ TSR Plan and the TSR Plan, contingent share grants are made for three-year plan periods and paid out at the end of the period if the Company achieves target performance. Performance is measured by determining where the total shareholder return of PPG Common Stock (stock price plus accumulated dividends) ranks among the total shareholder return for each of the companies in the S&P Materials Sector Index. If target performance is met at the end of the award period, payments will equal the original contingent share grant. Payments at the end of the period will be zero if threshold performance is not achieved and may exceed the original targeted contingent grant if PPG total shareholder return is above certain objective, predetermined performance standards. In no event, however, may such payments to Executive Officers exceed the maximums stated in the Executive Officers’ TSR Plan. Contingent share awards earn dividend equivalents during the award period, which are credited in the form of Common Stock Equivalents under the PPG Deferred Compensation Plan. Any payments made at the end of the award period under either the Executive Officers’ TSR Plan or the TSR Plan may be in the form of stock, cash (based on the market value of the number of contingent shares paid in the form of cash) or a combination of both, and may be deferred into the PPG Deferred Compensation Plan.

LONG-TERM INCENTIVE PLANS—AWARDS IN LAST FISCAL YEAR

			Estimated Future Payouts Under Non-Stock Price-Based Plans
Name	Number of Shares, Units or Other Rights(#)	Performances or Other Period Until Maturation or Payout	Minimum (# of shares)	Threshold (# of shares)	Target (# of shares)	Maximum (# of shares)
R. W. LeBoeuf	80,000	1/1/2003 – 12 /31/2005	0	32,000	80,000	176,000
C. E. Bunch	35,000	1/1/2003 – 12 /31/2005	0	14,000	35,000	77,000
W. H. Hernandez	20,000	1/1/2003 – 12 /31/2005	0	8,000	20,000	44,000
J. C. Diggs	20,000	1/1/2003 – 12 /31/2005	0	8,000	20,000	44,000
M. A. Ludlow	15,000	1/1/2003 – 12 /31/2005	0	6,000	15,000	33,000

Retirement Plans

The Company’s qualified retirement plan for salaried employees and nonqualified retirement plan provide benefits after retirement. The annual benefits payable upon retirement under those plans to persons in hypothetical five-year average annual covered compensation and credited years-of-service classifications (assuming retirement as of January 1, 2004 at Social Security Normal Retirement Age) are estimated in the following table:

PENSION PLAN TABLE

Base and Incentive 5-Year Avg. Total Compensation	Credited Years-of-Service
	15	20	25	30	35
$ 500,000	108,636	145,777	182,917	220,058	257,198
750,000	167,136	224,277	281,417	338,558	395,698
1,000,000	225,636	302,777	379,917	457,058	534,198
1,250,000	284,136	381,277	478,417	575,558	672,698
1,500,000	342,636	459,777	576,917	694,058	811,198
1,750,000	401,136	538,277	675,417	812,558	949,698
2,000,000	459,636	616,777	773,917	931,058	1,088,198
2,250,000	518,136	695,277	872,417	1,049,558	1,226,698

The compensation covered by the Company’s qualified retirement plan for salaried employees, which is compulsory and noncontributory, is the salary of a participant as limited by applicable Internal Revenue Service (“IRS”) regulations. The compensation covered by the Company’s nonqualified retirement plan, which is available only to those employees who participate in the qualified retirement plan for salaried employees and in the Company’s Executive Officers’ Annual Incentive Compensation Plan, the Company’s Incentive Compensation Plan or the Company’s Management Award Plan, is the compensation paid under the latter three plans, which for the Named Executives in the Summary Compensation Table on page 13 is shown in the “Bonus” column under “Annual Compensation.” Additional benefits may be paid to certain participants under the Company’s nonqualified retirement plan equal to any benefit which cannot be paid under the Company’s qualified retirement plan for salaried employees because of the restrictions of any applicable IRS regulations. The benefit payable under the Company’s qualified retirement plan for salaried employees is a function of a participant’s highest consecutive five-year average annual covered compensation during the ten years immediately prior to retirement and credited years-of-service while a plan participant. The benefit payable under the Company’s nonqualified retirement plan is a function of the participant’s five-year average annual covered compensation for the highest five years out of the final ten years immediately prior to retirement and credited years-of-service. The highest five-year average annual covered compensation under both plans through 2003 for Messrs. LeBoeuf, Bunch, Hernandez, Diggs and Ludlow is $1,830,000, $791,000, $662,000, $591,000, and $512,300, respectively. The annual benefits payable under the plans as shown in the table above are estimated on the basis of a straight-life annuity, notwithstanding the availability of a joint and survivor annuity or lump sum benefit, and are not subject to reduction for social security benefits. For purposes of the plans, Mr. LeBoeuf has twenty-three years of service, Mr. Bunch twenty-four and one-half years, Mr. Hernandez thirteen years, Mr. Diggs seven years and Mr. Ludlow thirty years.

Change In Control Arrangements

The Company has entered into arrangements with certain key executives, including the Named Executives, providing for the continued employment of such executives for a period of up to three years following a change in control of the Company. The arrangements contemplate that during such three-year period, such executives would continue to be employed in capacities, and compensated on a basis, commensurate with their capacities and compensation before the change in control occurred. The arrangements contemplate further that, in the event the executive’s employment is terminated (a) for any reason by the executive during a thirty-day period beginning one year after a change in control, (b) at any time during the three years following a change in control by the executive because either he has not been employed in a commensurate capacity or he has not been commensurately compensated or (c) by the Company at any time during the three years following a change in control other than for cause, the executive would be entitled to receive, subject to certain conditions, a payment. This payment would basically be the salary and the awards under the Incentive Compensation Plan or the Executive Officers’ Incentive Compensation Plan, as applicable, that the executive would have received (i) for two years (or until the executive’s retirement date, if earlier) if the termination was under situation (a) above or (ii) for three years (or until the executive’s retirement date, if earlier) if the termination was under situations (b) or (c) above.

AUDITORS

The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as Auditors for the Company for the year 2004. Deloitte & Touche LLP has been regularly engaged by the Company for many years to audit the Company’s annual financial statements and to perform audit-related, tax, and other services. Representatives of Deloitte & Touche LLP are expected to be present at the Meeting and, while they do not plan to make a statement (although they will have the opportunity if they desire to do so), they will be available to respond to appropriate questions from shareholders.

During 2003, the Company retained its principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”) to provide services in the following categories and amounts:

	2003*	2002*
Audit services (1)	$2,983,750	$2,556,586
Audit-related fees (2)	196,318	200,965
Tax fees (3)	2,203,238	1,202,376
All other fees	1,145	22,148

Total All Fees	$5,384,451	$3,982,075

(1)	Fees related to the audit of the consolidated financial statements, statutory audits, consents and assistance with and review of documents filed with the Securities and Exchange Commission.
(2)	Fees related to due diligence, consultations concerning financial accounting and reporting standards, employee benefit plan audits, agreed-upon procedures engagements, and Sarbanes-Oxley Section 404 advisory services.
(3)	Fees related to tax compliance, planning and advice.
*	Value-added tax on all services is excluded in this year’s report for both 2002 and 2003.

The services performed by Deloitte & Touche in 2003 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee at its February 19, 2003 meeting, as amended at the November 3, 2003 meeting. In so doing, the Committee determined that the provision of these services is compatible with maintaining the principal accountant’s independence.

Pre-approval Policy

The pre-approval policy describes the permitted audit, audit-related, tax, and other services that Deloitte & Touche may perform, and lists a range of fees for these services (the “Service List”). The services and fee ranges listed in the pre-approval policy are pre-approved by the Audit Committee. If a type of service to be provided by Deloitte & Touche is not included in the Service List, the Audit Committee must specifically pre-approve it. Similarly, any individual engagement not specifically included in the Service List that exceeds $50,000 or is related to internal control must be pre-approved by the Audit Committee. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to pre-approve up to $150,000 per engagement has been delegated to the Audit Committee Chair in order to accommodate time sensitive service proposals. Any pre-approval decisions made by the Chair must be communicated to the full Committee at the next scheduled meeting.

PROPOSAL TO ENDORSE THE APPOINTMENT OF THE COMPANY’S INDEPENDENT AUDITORS

Shareholders are asked to vote on a proposal to endorse the appointment by the Board’s Audit Committee of Deloitte & Touche LLP as the Company’s independent auditors for the year 2004.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE PROPOSAL TO ENDORSE THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR THE COMPANY FOR THE YEAR 2004.

SHAREHOLDER RETURN PERFORMANCE GRAPH

Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Company’s Common Stock with the cumulative total return of the Standard & Poor’s Composite—500 Stock Index (“S&P 500 Index”) and the Standard and Poor’s Materials Sector Index (“S&P Materials Sector Index”) for the five year period beginning December 31, 1998 and ending December 31, 2003. The information presented in the graph assumes that the investment in the Company’s Common Stock and each Index was $100 on December 31, 1998 and that all dividends were reinvested.

Comparison of Five-Year Cumulative Total Shareholder Return

PPG Industries, Inc., S&P Materials Sector Index and S&P 500 Index

MISCELLANEOUS

Vote Required

The Annual Meeting of Shareholders will not be organized for the transaction of business unless a quorum is present. The presence in person or by proxy of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast shall constitute a quorum. Votes withheld and abstentions will be counted in determining the presence of a quorum, but broker non-votes will not be counted.

In the election of Directors, the number of nominees to be elected in each class who receive the greatest number of votes cast at the Annual Meeting by the holders of the Common Stock present in person or by proxy and entitled to vote, assuming the presence of a quorum, will be elected as Directors for a term of three years or until their earlier resignation or retirement. Since no written notice was received by the Company from a shareholder that a nomination would be made by the shareholder at the Meeting pursuant to the nomination procedure provided for in the Company’s bylaws, votes may only be cast for, or withheld from, the Company’s nominees.

Pennsylvania law provides that abstentions, votes withheld and broker non-votes are not votes cast. Therefore, with respect to the election of Directors, abstentions, votes withheld and broker non-votes do not count either for or against such election.

To be approved, the proposal to endorse the appointment of Deloitte & Touche LLP as the independent auditors of the Company for the year 2004 requires a majority of votes cast on the proposal, assuming the presence of a quorum. If the proposal is not approved, the Audit Committee will take the shareholders’ vote under advisement. However, Deloitte & Touche LLP will remain the Company’s independent auditors for the year 2004 unless removed by the Audit Committee of the Board of Directors.

Solicitation Costs

The costs of the solicitation of proxies will be borne by the Company. Arrangements may be made by the Company with brokerage houses and other custodians, nominees and fiduciaries for them to forward solicitation materials to the beneficial owners of the shares such brokerage houses and other custodians, nominees and fiduciaries hold of record, and the Company may reimburse them for the reasonable expenses they incur in so doing. To assist in the solicitation of proxies, the Company has engaged D. F. King & Co. for a fee of $12,000, plus out-of-pocket expenses. Directors, Officers or regular employees of the Company may, without additional compensation therefor, also make solicitations.

Shareholder Proposals for the Next Annual Meeting

To be eligible for inclusion in the Company’s Proxy Statement and Proxy Card relating to the 2005 Annual Meeting of Shareholders, shareholder proposals must be received by the Secretary of the Company on or before November 5, 2004. Any shareholder whose proposal is not included in the Company’s Proxy Statement and Proxy Card relating to the 2005 Annual Meeting of Shareholders and who intends to present business for consideration at such Annual Meeting must comply with the requirements set forth in the following paragraph.

Shareholders intending to present business for consideration at the Company’s 2005 Annual Meeting of Shareholders must give notice to the Secretary of the Company in accordance with Section 1.4 of the Company’s bylaws (which are available on the Company’s website at www.ppg.com under “Corporate Governance”) and such business must otherwise be a proper matter for shareholder action. If, as expected, the 2005 Annual Meeting of Shareholders is held on April 21, 2005 (the third Thursday of April, 2005), then the notice must be received by the Secretary of the Company on or before January 21, 2005 in order to be timely given.

Section 16(a) Beneficial Ownership Reporting Compliance

The Directors and Executive Officers of the Company are required to file reports of initial ownership and changes of ownership of PPG securities with the Securities and Exchange Commission and the New York Stock Exchange. To the Company’s knowledge, based solely on review of copies of such reports furnished to the Company and written representations that no other reports were required, the required filings of all such Directors and Executive Officers were filed timely.

Other Matters

So far as is known, no matters other than those described herein are expected to come before the Meeting. It is intended, however, that the proxies solicited hereby will be voted on any other matters which may properly come before the Meeting, or any adjournment thereof, in the discretion of the person or persons voting such proxies unless the shareholder has indicated on the Proxy Card that the shares represented thereby are not to be voted on such other matters.

Pittsburgh, Pennsylvania

March 5, 2004

Appendix A

PPG INDUSTRIES, INC.

AUDIT COMMITTEE CHARTER

Audit Committee Composition

The Audit Committee (the “Committee”) shall be appointed by the Board of Directors of the Company and comprised of at least three directors, each of whom shall, in the business judgment of the Board of Directors, have no relationship to the Company that interferes with the exercise of their independence from management and the Company. Those directors shall satisfy the applicable membership requirements under the rules of the New York Stock Exchange, Inc., as such requirements are interpreted by the Board of Directors in its business judgment.

The Board of Directors shall appoint one of the members of the Committee to be chairman of the Committee.

Audit Committee Purpose

The purpose of the Committee is to:

•	assist the Board of Directors in oversight of

•	the integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	the outside auditor’s qualifications and independence;

•	the performance of the Company’s internal auditors and the outside auditors; and

•	to prepare the report that SEC rules require be included in the company’s annual proxy statement.

Resources and Authority of the Audit Committee

The Committee has the authority to conduct any investigation appropriate to fulfilling its duties and it has direct access to the outside auditors as well as anyone in the Company. The Committee has the ability to retain, at the Company’s expense, special accounting, legal, or other experts it deems necessary in the performance of its duties.

Meetings of the Audit Committee

The Committee shall meet at least five times annually, or more frequently if circumstances dictate. The Committee should meet periodically after meetings with the senior executive of the internal auditing department, the outside auditors and management in separate executive sessions to discuss any matters that the Committee or any of these persons or firms believes should be discussed privately.

The Committee may request any officer or employee of the Company, outside auditors, or other parties to attend a meeting of the Committee, or to meet with any members of, or consultants to, the Committee.

Audit Committee Duties and Powers

The function of the Committee is oversight. The management of the Company is responsible for the preparation, presentation, and integrity of the Company’s financial statements. Management is also responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to ensure compliance with applicable accounting standards and laws and regulations.

The outside auditors are responsible for planning and carrying out an audit and reviews, in accordance with professional auditing standards, including reviews of the Company’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q.

In fulfilling their duties under this Charter, it is recognized that members of the Committee are not full-time employees of the Company and are not, and do not represent themselves to be, accountants or auditors by profession. As such, it is not the duty or responsibility of the Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures, and each member of the Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Company from which it receives information and (ii) the accuracy of the financial and other information provided to the Committee by such persons or organizations, absent actual knowledge to the contrary (which shall be promptly reported to the Board of Directors).

To carry out its purposes, the Committee shall have the following duties and powers:

With respect to the outside auditors:

1.	Instruct the outside auditors that they report directly to the Committee.

2.	Review the independence of the outside auditors. As to independence:

•	Ensure that the outside auditors prepare and deliver annually a formal written statement (the “Statement”) delineating all relationships between the auditors and the Company (it being understood that the outside auditors are responsible for the accuracy and completeness of this Statement), discuss with the outside auditors any relationships or services disclosed in this Statement that may impact the objectivity and independence of the Company’s outside auditors, and recommend that the Board of Directors take appropriate action in response to this Statement to satisfy itself of the outside auditors’ independence.

•	Pre-approve the fees paid to outside auditors for audit and non-audit services.

•	Set clear hiring policies for employees of the outside auditor consistent with the Sarbanes-Oxley Act.

3.	Directly appoint, retain, compensate, evaluate and terminate the outside auditor and have sole authority to approve all audit engagement fees and terms.

4.	Obtain from the outside auditors assurance that the audit was conducted in a manner consistent with professional standards.

5.	At least annually, obtain and review a report by the independent auditor describing: the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (to assess the auditor’s independence) all relationships between the independent auditor and the company.

With respect to the internal auditing department:

6.	Review the appointment and replacement of the senior executive of the internal auditing department.

With respect to financial reporting and internal controls:

7.	Advise management, the internal auditing department, and the outside auditors that they are expected to provide to the Committee timely information as to items of significance impacting upon financial reporting.

8.

Consider any reports or communications (and management’s responses thereto) submitted to the Committee by the outside auditor required by or referred to in Statements on Auditing Standards No. 61 (“Communication With Audit Committees”) and No. 71 (“Interim Financial Information”). Such reports or communications could provide information related to significant audit adjustments, the process used by management in formulating accounting estimates, and the auditor’s judgments about the quality of the Company’s accounting principles as applied in its financial reporting. Consider any difficulties the outside auditor encountered in the course of the audit and the Company’s response.

9.	Discuss the annual audited financial statements and quarterly financial statements with management and the independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

10.	Discuss earnings releases, as well as financial information provided to analysts and ratings agencies.

11.	Discuss the internal auditing department’s objectives, the scope of the auditing planned to be performed by the department and the outside auditors, and any coordination of those audit activities.

12.	Review the form of opinion the outside auditors propose to render on the annual financial statements.

With respect to reporting by and recommendations from the Committee:

13.	Provide a recommendation to the Board of Directors as to whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

14.	Prepare a report to shareholders, for inclusion in the annual proxy statement, as required by the Securities and Exchange Commission.

15.	Review this Charter at least annually as to its adequacy and recommend any changes to the Board of Directors for their approval. Publish this Charter in the Company’s proxy statement in accordance with SEC regulations.

16.	Report the Committee’s activities to the Board of Directors on a regular basis.

Other Audit Committee Duties

17.	Perform an annual assessment of the Committee’s performance during the preceding year.

18.	Discuss the scope of services and fees paid to audit firms other than the outside auditor to perform audit services.

19.	Establish procedures for the receipt, retention, and treatment of complaints regarding accounting, internal controls, or auditing matters; and confidential anonymous submission of concerns by employees regarding questionable accounting or auditing matters.

20.	Discuss policies and procedures with respect to risk assessment and risk management.

21.	Perform such other duties as may be assigned by the Board of Directors or deemed appropriate by the Audit Committee within the context of this Charter.

PPG Industries, Inc.

P. O. Box 1150

Pittsburgh, PA 15230

VOTE BY TELEPHONE

Have your proxy card available when you call the Toll-Free number 1-800-542-1160 using a touch-tone telephone and follow the simple directions presented to record your vote.

VOTE BY INTERNET

Have your proxy card available when you access the website http://www.votefast.com and follow the simple directions presented to record your vote.

VOTE BY MAIL

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, PO Box 1150, Pittsburgh, PA 15230.

Vote by Telephone	Vote by Internet	Vote by Mail
Call Toll-Free using a	Access the Website and	Return your proxy/instruction
touch-tone telephone:	cast your vote:	card in the postage-paid
1-800-542-1160	http://www.votefast.com	envelope provided.

Vote 24 hours a day, 7 days a week!

Your telephone or internet vote must be received by 11:59 p.m. Eastern Time on April 14, 2004 to be counted in the final tabulation.

Control Number:

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[PPG LOGO] PPG INDUSTRIES, INC.                To obtain an Admission card to the Annual Meeting,

                        One PPG Place                                 place an “X” in the box to the right.

                        Pittsburgh, PA 15272                        ________________________________________         ☐

PPG’S DIRECTORS RECOMMEND A VOTE “FOR” ITEMS 1 AND 2.

1. ELECTION OF FOUR DIRECTORS (01) JAMES G. BERGES (02) ERROLL B. DAVIS, JR. (03) VICTORIA F. HAYNES (04) ALLEN J. KROWE FOR, EXCEPT VOTE WITHHELD FROM THE FOLLOWING NOMINEE(S):	FOR ☐	WITHHELD ☐	2. PROPOSAL TO ENDORSE THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS AUDITORS FOR 2004.	FOR ☐	AGAINST ☐	ABSTAIN ☐

SIGNATURE(S)  _______________________________________________ DATE:  _____________________________

NOTE: Please sign as name(s) appear hereon. Give full title if signing for a corporation or partnership or as attorney, agent or in another representative capacity.

YOUR VOTE IS IMPORTANT !

If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to Corporate Election Services, PO Box 1150, Pittsburgh, PA 15230, so that your shares may be represented at the Meeting. If you vote by telephone or Internet, it is not necessary to return this proxy card.

Admission Card

If you plan to attend the Meeting, please mark an “X” in the box provided on the reverse side of this proxy card. An admission card will be mailed to you at the address imprinted on the front of this form. If your shares are held in joint names, you will each receive an admission card. If you intend to bring a guest, please print their name on the line next to the admission card request box. If your admission card is to be sent to an address different than the address imprinted on the front of this form, please print that address on the line next to the admission card request box.

If you vote by telephone or Internet and plan to attend the meeting, you can request an admission ticket by following the instructions when you vote.

ê  Please fold and detach card at perforation before mailing.  ê

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THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF PPG INDUSTRIES, INC.

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 15, 2004.

The undersigned, having received the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated March 5, 2004, hereby appoints R.W. LeBoeuf, J.C. Diggs and M.C. Hanzel, or any of them, with full power of substitution to each, proxies to represent the undersigned and to vote all of the shares of the Common Stock of PPG Industries, Inc., (the “Company”) that the undersigned would be entitled to vote if personally present at the 2004 Annual Meeting of Shareholders of the Company, or any adjournment thereof, as directed on the reverse side hereof and in their discretion on such other matters as may properly come before the meeting or any adjournment thereof.

The shares represented by this proxy will be voted as directed on the reverse side hereof. If no direction is given, however, the shares represented by this proxy will be voted FOR the election of the nominees for Director proposed by the Board of Directors (those nominees are James G. Berges, Erroll B. Davis, Jr., Victoria F. Haynes and Allen J. Krowe) and FOR the proposal to endorse the appointment of Deloitte & Touche LLP as Auditors for 2004. Shares to be voted FOR the election of the nominees proposed by the Board of Directors will be voted cumulatively in the discretion of the proxies for any nominees other than nominees with respect to whom authority to vote FOR has been withheld. This card votes all of the shares of the Common Stock of the Company held under the same registration in any one or more of the following manners: as a shareholder of record; in the Shareholder Investor Services Program; in the PPG Industries Employee Savings Plan and in the PPG Canada Inc. Employee Savings Plan.

Please complete, sign and date this Card on the reverse side and return it promptly in the enclosed reply envelope if you do not vote by telephone or Internet.